Exhibit 99.1

Simula, Inc. 7822 South 46th Street Phoenix, AZ 85044-5354 USA voice:602.631.4005 fax:602.631.9005 www.simula.com

Simula Contact:
Bradley P. Forst
Chief Executive Officer
602.631.4005

Simula Updates Estimated Merger
Consideration To Shareholders

PHOENIX, Arizona – November 28, 2003, Simula, Inc. (AMEX: SMU) today provided an updated estimate of merger consideration payable to shareholders in connection with the pending merger with Armor Holdings, Inc. (NYSE: AH). Simula’s proxy statement provides for periodic updates of such estimated consideration. Armor Holdings will acquire Simula for $110.5 million, subject to adjustment pursuant to terms of the merger agreement. After payment of outstanding indebtedness and expenses, Simula’s management estimates as of November 25, 2003 that the merger consideration payable to shareholders at closing pursuant to the merger agreement will be approximately $43.3 million or approximately $3.19 per share. Estimates of merger consideration are subject to adjustment, and there is no floor or minimum on the merger consideration to be paid by Armor Holdings for each share of Simula common stock. This estimate is for the purposes of illustration only, and the actual, final per share merger consideration payable to Simula’s shareholders is subject to numerous factors and variables. Comprehensive information on the merger and merger consideration is set out in Simula’s proxy statement dated November 10, 2003, filed with the Securities and Exchange Commission, and available on Simula’s website at www.simula.com.

Simula will provide its shareholders updated information regarding the calculation of the final per share merger consideration to be paid by Armor Holdings for each share of Simula common stock under the merger agreement, by the issuance of a final press release on or before December 4, 2003, the filing of a Form 8-K under Sections 13 or 15(d) of the Securities Exchange Act of 1934 with the Securities and Exchange Commission, and the posting of the press release and Form 8-K on Simula’s website at www.simula.com.

Simula has scheduled a special meeting of its shareholders to vote upon a proposal to approve and adopt the merger agreement and approve the merger on December 5, 2003.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements that involve risks and uncertainties that may cause Simula’s actual experience to differ materially from that which is anticipated. These forward-looking statements include statements about Simula’s prospective merger and the merger consideration per share to be paid to Simula’s shareholders. Actual results may differ materially from those projected. Risks include those described herein, in Simula’s press releases, in Simula’s periodic reports and definitive proxy statement filed with the Securities and Exchange Commission.